Exhibit 99.1

February 22, 2006
Verso Reports Fourth Quarter 2005 Results
Company Reports Revenue Increase to $9.5 Million and Improved Margins
ATLANTA, Georgia — Verso Technologies, Inc. (Nasdaq: VRSO), a global provider of next generation network solutions, announced today its financial results for the fourth quarter of 2005.
The company reported revenue of $9.5 million for the fourth quarter of 2005. EBITDA from continuing operations (defined as net loss before interest, income taxes and depreciation and amortization), was a negative $1.5 million. The net loss for the fourth quarter of 2005 was $3.6 million, or $.13 per share.
Total revenue for the fourth quarter of 2005 was $9.5 million, an increase of 25% from the $7.6 million recorded in the fourth quarter of 2004. Revenue from the packet-based technologies group segment was $7.5 million, up 48% from the $5.1 million recorded in the fourth quarter of 2004. The advanced application services segment revenues were $2.0 million for the fourth quarter of 2005, compared to $2.5 million for the fourth quarter of 2004.
EBITDA from continuing operations for the fourth quarter of 2005 was negative $1.5 million compared to the fourth quarter of 2004 where EBITDA from continuing operations was negative $4.3 million. EBITDA improved by $2.8 million on a year over year basis, due to improved gross margins and a reduction in operating expenses. Gross profit margin improved to 48% of sales for the fourth quarter of 2005, at $4.5 million, compared to 43% of sales, at $3.2 million, for the fourth quarter of 2004. Total operating expenses for the fourth quarter of 2005 were $6.7 million, compared to $8.6 million for the fourth quarter of 2004.
The company had a net loss of $3.6 million, or $.13 per share, for the fourth quarter of 2005. In the fourth quarter of 2004, the company had a net loss of $21.5 million, or $.81 per share, which included a loss of $16.0 million, or $.61 per share, for discontinued operations.
“During the quarter, we saw strong demand for our packet-based technology solutions, the growth engine for the company,” said Monty Bannerman, Verso’s chief executive officer. “The new technologies introduced in 2005 have now been firmly established in the market and have strong reference customers. In addition, based on our extensive trial experience and intense customer focus, we have a robust pipeline of new products which will be released in the first half of 2006. Further, and most importantly, we expect several important distribution and OEM relationships that have been in development since 2005 to come to fruition in the near term which will allow us to scale revenues at increasing levels. As a result, we expect acceleration in revenue and market share moving forward in 2006.”
“Our goal of reaching EBITDA profitability is now clearly in sight. We expect to achieve this goal by maintaining our focus on revenue growth, improving margins as we move further into the application space and continuing to actively manage our expenses.”

For the full year 2005, total revenues were $32.9 million compared to $32.3 million for 2004. For 2005, EBITDA from continuing operations was negative $12.7 million, compared to EBITDA from continuing operations of negative $14.5 million for 2004. The company had reorganization costs of $3.0 million in 2005 and $1.4 million in 2004. EBITDA from continuing operations excluding the restructuring costs was negative $9.7 million in 2005 and negative $13.1 million in 2004. For 2005, gross profit margins were 45%, at $14.9 million, compared to 47%, at $15.1 million for 2004. Operating expenses for 2005 were $30.4 million, compared to $33.2 million for 2004. For 2005, the net loss was $20.1 million, or $.74 per share. This includes a loss of $566,000, or $.02 per share, for discontinued operations. For 2004, the company had a loss of $38.8 million, or a loss of $1.47 per share. This includes a loss of $20.0 million, or $.76 per share, for discontinued operations.
As of December 31, 2005, the company had cash of $2.7 million, including $1.7 million of restricted cash, and total debt of $12.9 million, including $1.3 million borrowed under the $10 million line of credit. As announced yesterday, the company completed a private placement of securities, selling approximately 5.4 million units for a purchase price of $1.30 per unit. Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The warrants issued with the private placement are exercisable at $1.56 per share for a period of five years, after six months. The company sold units having an aggregate purchase price of approximately $7.1 million, and the company expects the net proceeds of the offering will be approximately $6.8 million, after expenses. The funds will be used to pay off the line of credit and fund our ongoing working capital and growth initiatives in 2006.
Verso Fourth Quarter Earnings Call
The company will hold its fourth quarter conference call on Wednesday, February 22, 2006 at 5:00 p.m. ET. During this call, Verso’s senior executives will discuss the company’s financial results for the fourth quarter of 2005 and respond to appropriate questions.
Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the Verso website, www.verso.com. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast, the webcast will be archived on the investor section of Verso’s website for 30 days. A telephone replay of the call will be available from 8:30 p.m. ET on February 22, 2005 through 11:59 p.m. on March 8, 2005 at 800.475.6701 for domestic callers and 320.365.3844 for international callers, the passcode is 816241.
Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words — “believe”, “expect”, “anticipate”, “intend”, “will”, and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2004. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Earnings Measurement Quality
The company provides supplemental information regarding its operational performance using certain non-GAAP financial measures which exclude from income from continuing operations various non-cash and cash charges principally related to acquisitions, restructuring activities and financing transactions. The company uses “EBITDA from continuing operations” and “EBITDA from continuing operations excluding reorganization costs” to provide an indication of the company’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core operating results. The company believes these non-GAAP financial measures provide a good measure of performance for the company because they represent the amount realized from revenue after all operating expenses. While non-GAAP financial measures are not an alternative to generally accepted accounting principles used in the United States (“GAAP”), the company’s management uses the non-GAAP financial measures to evaluate the company’s historical and prospective financial performance in the ordinary course of business. The company believes that providing to the company’s investors the non-GAAP financial measures, in addition to the most comparable GAAP presentation, allows the investors to better evaluate the company’s progress and its financial results over time and to compare the company’s results with the results of the company’s competitors.
About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. Verso’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.
Investor Contact:
Monish Bahl
Vice President, Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com

VERSO TECHNOLOGIES, INC.
(Unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
Revenue:
Products	$6,234	$3,858	$18,272	$15,527
Services	3,239	3,708	14,601	16,736

Total revenue	9,473	7,566	32,873	32,263

Cost of revenue:
Products:
Product costs	2,515	1,910	8,245	6,844
Amortization of intangibles	183	68	568	274

Total cost of products	2,698	1,978	8,813	7,118
Services	2,251	2,365	9,202	10,026

Total cost of revenue	4,949	4,343	18,015	17,144

Gross profit	4,524	3,223	14,858	15,119

Operating expenses
General & administrative	2,574	3,290	10,220	12,392
Sales and marketing	1,903	2,479	8,046	9,428
Research and development	1,756	1,822	6,832	6,963
Depreciation and amortization	502	762	2,270	2,953
Reorganization costs	—	260	464	844
Reorganization costs — loss on sublease	—	—	2,550	—
Reorganization costs — stock related	—	—	—	570

Total operating expenses	6,735	8,613	30,382	33,150
Operating loss from continuing operations	(2,211)	(5,390)	(15,524)	(18,031)
Other income	—	63	(58)	259
Equity in income of investment	10	175	17	56
Other expense, net including $1,071, $117, $2,940 and $517 of amortization of loan fees and discount on convertible debentures in each period, respectively	(1,360)	(267)	(3,929)	(1,054)

Loss from continuing operations before income taxes	(3,561)	(5,419)	(19,494)	(18,770)
Income taxes	—	—	—	—

Loss from continuing operations	(3,561)	(5,419)	(19,494)	(18,770)

Loss from discontinued operations, including loss on disposal of discontinued operations	—	(16,031)	(566)	(20,017)

Net loss	$(3,561)	$(21,450)	$(20,060)	$(38,787)

Net loss per common share—basic and diluted:
Loss from continuing operations	$(0.13)	$(0.20)	$(0.72)	$(0.71)
Loss from discontinued operations	$—	$(0.61)	$(0.02)	$(0.76)

Net loss per common share—basic and diluted	$(0.13)	$(0.81)	$(0.74)	$(1.47)

Weighted average shares outstanding — basic and diluted	27,248,607	26,622,728	26,964,227	26,304,773

RECONCILIATION OF NET LOSS TO EBITDA FROM CONTINUING OPERATIONS AND TO EBITDA FROM CONTINUING OPERATIONS EXCLUDING REORGANIZATION COSTS

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
Net Loss	$(3,561)	$(21,450)	$(20,060)	$(38,787)
Add back:
Loss from discontinued operations, including loss on disposal of discontinued operations	—	16,031	566	20,017

Loss from continuing operations	(3,561)	(5,419)	(19,494)	(18,770)
Add back:
Interest	1,360	267	3,929	1,054
Income taxes	—	—	—	—
Depreciation and amortization	502	762	2,270	2,953
Amortization of intangibles (cost of goods sold)	183	68	568	274

EBITDA from continuing operations	(1,516)	(4,322)	(12,727)	(14,489)
Reorganization costs	—	260	3,014	1,414

EBITDA from continuing operations excluding reorganization costs	$(1,516)	$(4,062)	$(9,713)	$(13,075)

SELECTED BALANCE SHEET ITEMS

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$1,079	$4,234
Restricted cash	1,656	—
Accounts receivable, net	7,336	3,961
Inventories	4,259	5,362
Current portion of assets held for sale	—	8,995
Total current assets	16,939	24,003
Note receivable, net of current portion	2,736	—
Total assets	28,098	33,429
Line of credit	1,269	—
Current portion of convertible debentures	3,262	4,254
Total current liabilities	15,037	16,388
Convertible debentures, net of current portion	5,627	—
Notes payable	2,785	2,711
Total debt	12,943	6,965
Total liabilities	25,259	20,789
Total shareholders’ equity	2,839	12,640